Exhibit 99.1

Press Release	Source: AERT, Inc.

AERT's 2010 Letter to Shareholders
Monday, January 11, 2010

SPRINGDALE, Ark. - AERT, Inc. (OTCBB: AERT):

Dear Shareholders,

On behalf of AERT and its Board of Directors, management team, and associates, I am writing to share with you information regarding various matters of interest and to communicate the many exciting opportunities I believe are in store for AERT in 2010.  2009 was a very challenging year for your company and difficult decisions had to be made.  However, through the year AERT continued to focus on the future and made the tough decisions we believe were in the best interest of our shareholders.  In 2009, operations and manufacturing continued to improve over prior periods, positive cash flow from operations was regained, the class action deck cleaning settlement was brought to closure, and in the second quarter, profitability was reattained.  AERT President, Tim Morrison, and CFO, Brian Hanna, along with AERT’s management team and associates, have done an extraordinary job moving the business forward in this extremely tenuous economic environment.

Building the Business
In 2010, new handrail products are planned for ChoiceDek, a new LifeCycle EcoShield deck tile product made from recycled plastics from the country’s largest retailer will be introduced in select markets throughout the U.S., and recently a new reversible MoistureShield deck board was launched.  In addition, new innovative MoistureShield trim and fascia products are planned for this year.  2010 is also expected to bring national distribution of MoistureShield products through a nationwide network of independent distributors.  More information on these and other exciting new products and developments will be forthcoming as they unfold this spring.  AERT will once again be exhibiting at the International Builders Show (IBS) on January 18th – 21st in Las Vegas, Nevada at booth N1831.  Your sales associates will be showcasing new products as well as AERT’s Green message, “The Truth About Green.”

Advanced Resource Recovery Project (Watts, OK)
AERT’s new plastic recycling plant is scheduled to start up in February.  This plant is designed to further improve AERT plastic recycling efficiencies and reduce costs.  But most importantly, it will help to insulate and hedge AERT against rising petrochemical costs by utilizing lower end mixed polyethylene plastics in combination with AERT plastic reformulation technologies.  For example, one large source of waste is a mixed plastic and paper waste by-product of paper recycling operations.  This by-product has been recycled in large quantities by AERT for several years, which has included separating a portion of the LDPE plastic for use and landfilling the unusable material at a considerable expense.  The Watts facility will recover all of the plastic, increasing our yield while also cleaning the paper to make it available for resale to other manufacturers.  Watts is also designed to recycle other low end waste plastics to help keep raw material costs down, and will allow for additional revenue streams of recycled plastics (Green) compounds in the future.  This new facility exemplifies AERT’s core raw material recycling strategy and should allow AERT to maintain margins while continuing our Green mission.  As the economy strengthens and petrochemical prices rise, this will be a strong, positive differentiator for AERT.

AERT’s Common Stock Listing
AERT recently transitioned its common stock listing from the Nasdaq Capital Market to the OTC Bulletin Board, which is also operated by Nasdaq.  The OTC Bulletin Board currently lists 3,319 securities and, for many companies, has replaced the former Nasdaq small cap market on which AERT was traded for most of its history.  Due to the large amount of extraordinary non-cash charges and write-downs over the last two years, AERT was placed in a very challenging situation in 2009.  AERT worked closely with the Nasdaq stock market and its Listing Qualifications Panel in ‘09 and presented a plan to regain compliance by the end of last year.  The Panel supported AERT and accepted its plan to regain profitability in 2009; however, due to a larger than expected influx of class action claims in the final weeks of the claim period and the resulting additional accruals, the plan proved not to be attainable by the end of the year.  AERT management believes it was in the best interest of our shareholders to transfer to a different stock exchange rather than severely dilute existing shareholder equity or execute a reverse stock split under current market conditions in order to maintain the national Nasdaq listing.  With the company growing stronger and gaining momentum, and with the new products and facilities coming online, we thought it best to regain AERT’s growth, maintain profitability, and recapitalize at a time more favorable for AERT shareholders.  This was not a decision that was made lightly, but again we believe it was in the best interest of all shareholders.  To follow AERT common stock and its trading, please visit www.otcbb.com and enter “AERT” in the symbol lookup field - at Yahoo!Finance use “AERT.OB”.

Thinking Outside the Box
As we move forward with AERT’s streamlined overhead structure, the company continues to maintain a good working relationship with its customers, bankers, creditors, and vendors.  We continue to evolve and restructure as AERT works to refinance.  Additional information will be reported as it is finalized.  AERT’s partners continue to work together to assist the company during this difficult period and to grow AERT’s business for the benefit of everyone involved.

In closing, there is an old adage that says, “Tough times never last, but tough people and tough companies do.”  With this letter, all of us at AERT wish to thank you for your investment and your support. We are excited and looking forward to what 2010 has in store.  At AERT, we believe in America and the resilience of Americans and the American economy.  Your company is now positively positioned to become a national example of the true power of “Green.”  It is our continued commitment to do all we can to generate strong cash flows and solid net income, to honor our agreements, and to build value for you, our loyal shareholders.

Very truly yours,

Joe G. Brooks
Chairman & CEO